Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-98239) and the Registration Statements on Form S-8 (File Nos. 033-47073, 333-06061, 333-27561, 333-72715, 333-76697, 333-104490, and 333-124503) of our reports dated December 12, 2005, relating to the financial statements and financial statement schedules of The Scotts Miracle-Gro Company, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The Scotts Miracle-Gro Company for the fiscal year ended September 30, 2005.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
December 14, 2005